Exhibit 10.41

COMMERCIAL LEASE FOR

OFFICES

BETWEEN THE UNDERSIGNED:

IVZ Immobilien Verwaltungs GmbH & Co., Paris 4 KG, a Limited Partnership whose registered office is in Munich (D-80333) (Germany, Maffeistrasse 3), registered in the Munich Companies Trade Register under No. HRA 76519 and owner of the building,

Known as the “LANDLORD” in this agreement,

“CONSTRUCTA ASSET MANAGEMENT,” a simplified joint stock company with capital of €2,592,816, whose registered office is located at 134, boulevard Haussmann, Paris 75008, registered in the Paris Companies Trade Register under No. B 424 387 223, holder of the “Buildings and Business Transactions” professional license No. T9781 and the “Property Management” professional license No. G4581 issued by the Prefecture of Paris, member in the mutual guarantee company known as “Caisse de garantie de l’immobilier CGAIM” under No. 23348 whose registered office is located at 89, rue de la Boétie 75008 Paris, represented by Mr. Mohamed Zayani, Assistant Managing Director who has been designated all powers for purposes of this agreement represented by Mr. Nicolas Merindol, President of CONSTRUCTA ASSET MANAGEMENT,

PARTY OF THE FIRST PART

AND

HomeAway France, a limited liability company with capital of €23,428,700, located at 47 bis rue des Vinaigriers 75010 Paris, registered in the Paris Companies Trade Register under No. 493 457 741, represented by its Regional Director, Mr. Cyrille Coiffet, duly authorized for the purposes of this agreement,

Known as the “TENANT” in this agreement,

PARTY OF THE SECOND PART

WHEREAS, THE PARTIES HERETO HAVE AGREED AS FOLLOWS:

The Landlord hereby leases to the Tenant, who accepts, the office space designated hereafter, in a real-estate complex located at 47 bis rue des Vinaigriers in the 10th district of Paris.

This lease concluded between IVZ IMMOBILIEN VERWALTUNGS GMBH & CO PARIS 4 KG and HomeAway France is subject to the commercial, industrial and small-scale craft lease statutes governed by articles L145-1 and decree No. 53.960 of September 30, 1953 amended as well as the superseding provisions of the French Civil Code related to building leases.

This lease is also granted and accepted under the obligations, clauses and conditions set out in this lease as well as those that may arise by operation of law, the co-ownership regulations, various easements or by tradition, that the Tenant agrees to be bound by, subject to the immediate termination of this lease and any compensation and damages.

Article 1	DESCRIPTION

An office space with approximately 1,090 m2 of floor area broken down as follows:

- Building B (3 storey building)	615 m	[2]
Ground floor	60 m	[2]
1st floor	185 m	[2]
2nd floor	185 m	[2]
3rd floor	185 m	[2]
- Building A	475 m	[2]
2nd floor	475 m	[2]

in the real-estate complex located at 47 bis rue des Vinaigriers in the 10th district of Paris, plus 25 m2 of archive space located on the 1st basement floor and a parking space located on the first basement floor, bearing the number 59.

Excluding all other premises not covered above without any need to provide a more extensive description, the Tenant hereby declares that it is fully familiar with the said spaces, which it has seen and visited. Furthermore, it hereby declares that it finds them fully consistent with their intended contractual purpose and use.

For clarity, it is noted that the contracting parties shall refer to the condition and description of the premises as is. Any difference between the dimensions and floor areas and the actual dimensions of the said premises cannot be considered grounds for either a reduction or increase in the rent.

All of the rented premises constitute an indivisible whole in accordance with the parties’ mutual intention.

Article 2	TERM

This lease is granted for a term of nine full and consecutive years beginning on January 1, 2013 and ending on December 31, 2021 with the option for the Tenant to terminate this lease at the end of each three-year period by informing the Landlord at least six months in advance via an extrajudicial document.

The Landlord shall also have the option of terminating this lease at the end of each three-year period if it intends to invoke the provisions of articles L 145-18, L 145-21 and L 145-24 of the French Commercial Code, which supersede articles 10, 13 and 15 of the decree of September 30, 1953.

Article 3	INTENDED USE – PREMISES TO BE USED EXCLUSIVELY AS OFFICES

The Tenant shall personally take all steps to obtain at its expense, risk and peril any authorization that could be required to exercise all or part of its business as well as pay all amounts, fees, taxes, duties and royalties of any kind related to the activities carried out in the premises rented for office purposes.

The Landlord reserves the right to rent all other premises or boutiques in the building for any activity similar to the Tenant’s activity.

Article 4	RENT

This lease is granted and accepted in consideration of an annual base rent (not indexed), excluding taxes and expenses, of €432,370.96 excl. taxes (four hundred thirty two thousand three hundred seventy euros and 96 centimes) broken down as follows:

Offices	€390.82 (excl. taxes & expenses) x 1,090 m2	€426,004.12
Archives	€199,85 (excl. taxes & expenses) x 25 m2	€4,996.40
Parking	€1,370.44 (excl. taxes & expenses)/space x 1 space	€1,370.44

Since the Lease is retroactive to January 1, 2013, the financial conditions of the Initial Lease shall apply until March 31, 2013 and the new financial conditions of the Revised Lease shall apply from April 1, 2013.

The Tenant shall pay the rent at the domicile of the Landlord or its agent, in four equal terms in advance on January 1, April 1, July 1 and October 1 of each year, starting with January 1, 2013.

For clarity, it is noted that the Landlord has opted to have its rents and services subject to the VAT. This option exonerates the Tenant from having to pay the annual registration fee collected on the rental amount, pursuant to article 260 paragraph 2 in the French General Tax Code.

The Tenant shall pay at the same time as the rent, the amount of existing or future expenses, taxes and duties, irrespective of whether they are rental-related or not and, where applicable, the amount of any expenditures required to properly execute the lease, especially collection fees, including all of the ad valorem duty and article 10 fees owed the bailiff.

In the event any sums due are not paid on their due date and they remain unpaid after an initial formal notice, the Tenant formally undertakes to pay in addition ten percent of the sum due. The Landlord shall also have the option of invoking the cancellation clause in this lease.

Article 5	RENT INDEXING AND ADJUSTMENT

The rent shall vary automatically every year on the anniversary date proportionally to the change in the INSEE cost of construction index pursuant to article L 112-1 of the French Monetary and Financial Code.

For the first year the index specified in the special conditions will be compared to the index for the same quarter of the following year.

For subsequent years the index retained for the previous adjustment will be compared with the index for the same quarter of the following year. If this index is unknown at the lease’s anniversary date, a temporary index will be determined based on the last known index.

The reference index will be the index for the 2nd quarter of 2012, namely 1666.

The first annual indexing will therefore occur on 1 January 2014.

In the event there is a change in the publication of the cost of construction index, the parties agree to refer to the legal replacement index.

If there is no legal replacement index, the closest index among the indexes existing at that time and applicable will be applied.

If the parties fail to agree on this closest index within three months from the date when one of the two parties will have proposed such an index to the other party in writing, the index will be determined by an expert designated, at the request of the most diligent party, by the District Court of the town where the building is located.

The expert so designated shall announce the selected index within three months from the date the question was referred to him via a registered letter with acknowledgement of receipt sent to each of the parties hereto.

The registered letter through which the expert will have announced the new selected index shall be appended to the lease agreement and to all subsequent amendments to form the parties’ agreement and be executed as such.

The Tenant shall pay the fees and expenses for the expert and his designation.

This indexing clause does not preclude application of the three-year legal revisions provided for by articles L 145-1 et seq. of the French Commercial Code, which supersede decree No. 53.960 of September 30, 1953 amended.

Article 6 PROVISIONS FOR EXPENSES

The Tenant undertakes to pay the Landlord a provision for rental expenses, services, costs and taxes equal for the first year to €65,805.40 taxes included (sixty five thousand eight hundred five euros and 40 centimes).

This provision shall be paid quarterly and in advance, at the same time as the rent. The provision will be adjusted annually and the Tenant undertakes to complete the payments already made, as needed. Overpayments to the Landlord shall be deducted from the provisions for the current year.

Article 7 EXPENSES AND INCIDENTALS

The Tenant shall reimburse the Landlord (or its agent) all of the expenses, services and costs without distinction on a prorata basis to the floor area of the premises occupied.

The Tenant shall pay all expenses and contributions of any kind whatsoever that would or could become due on the leased or rented real property holdings plus any management, managing agent or union fees and insurance premiums, the whole such that the rent established above is collected by the Landlord net of all expenses.

Article 8 TAXES

The Tenant shall pay all city, police and roadway expenses that tenants are ordinarily responsible for, the whole such that the Landlord cannot be held liable for them and, in particular, pay the individual and property contributions, rental taxes, business rate, waste disposal, sewage, sweeping and other taxes payable by the building, the special tax provided on behalf of the National Housing Improvement Fund, all new contributions, taxes, tax increases, etc., including those charged to the Landlord, which the Tenant shall reimburse to the Landlord, such as the property tax and the office tax… and show proof that they have been paid upon demand.

Article 9 SECURITY DEPOSIT

It is hereby stipulated that the Landlord holds in its accounts at December 31, 2012, a security deposit of €108,092.74 (one hundred eight thousand ninety two euros and 74 centimes) corresponding to one quarter’s rent, excluding taxes and expenses, as a security deposit.

In case the rent changes, the security deposit shall be immediately adjusted so it always represents one quarter’s rent, excluding taxes and expenses.

This security deposit shall remain with the Landlord throughout the term of this lease and shall not bear interest. It will be allocated to guarantee that the Tenant fulfils all of its obligations pursuant to this lease and its amendments.

The security deposit will be repaid to the Tenant at the end of occupancy once the Tenant has shown proof that all taxes and duties have been paid, all repairs have been done at its expense and all sums that it could owe the Landlord or for which the Landlord could be held liable due to the Tenant’s actions for any reason whatsoever have been deducted.

In case the lease rights are assigned, the assignee shall reconstitute with the Landlord the security deposit refunded at the end of occupancy to the seller in accordance with the preceding paragraph.

If the lease is terminated due to the Tenant’s failure to execute any conditions or for any other cause attributable to the Tenant, the Landlord shall retain the security deposit as initial damages without prejudice for any other damages.

Article 10 SUBLEASING – ASSIGNMENT – BUSINESS TRANSFERRED TO A COMPANY

•	Subleasing

The Tenant is expressly prohibited from granting any total or partial sublease of the premises, which form an indivisible whole in accordance with the parties’ mutual intention.

Nevertheless, the Tenant may propose to the Landlord, without any obligation for the Landlord to accept, to sublease its business units.

In the event the sublease is accepted, the Tenant alone shall remain liable vis-à-vis the Landlord for executing all of the obligations of this lease, since the sub-tenants cannot have vis-à-vis the Landlord any additional right compared to the main leaseholder.

In addition, in case of a partial sublease, since the leased premises form an indivisible whole in accordance with the parties’ mutual intention, the sublease or subleases cannot be enforced against the Landlord. The Tenant shall take care of, at its exclusive risk and peril, any sublease situation. The Tenant hereby undertakes to inform any sub-tenant and to stipulate in any sublease document of any kind, that the Landlord, with respect to this lease, does not intend in any way to have any legal connection with the sub-tenants and that they expressly waive any legal action against the Landlord and in particular any right to renew the sublease.

Moreover, the Tenant undertakes to pay, on behalf of its total or partial sub-tenant or sub-tenants, all potential compensation or indemnities of any kind whatsoever, especially those that could be owed for vacating the premises.

•	Assignment

The Tenant cannot assign its right to this lease, in whole or partially, without the Landlord’s express written consent, unless the lease is assigned with the sale of the business.

The Tenant may not substitute natural persons or legal entities in its place in the leased real property holdings, especially by way of a business management agreement.

In the event any assignment is granted in breach of the present article, the Landlord may terminate this lease at its discretion.

In addition, the assigning Tenant shall be jointly and severally liable as guarantor with its assignee and all successive assignees to pay the rents and incidentals as well as all compensation to the Landlord for occupation of premises and, more generally, to execute the clauses and conditions of this lease.

Consequently, all successive leaseholders, even those who, having assigned their lease rights, would no longer occupy the leased premises, shall be held jointly and severally liable vis-à-vis the Landlord to pay the rents and expenses and to execute all of the lease’s clauses and conditions.

The assignment shall be recorded in an authentic deed, unless waived by the Landlord, and an original of the deed of assignment shall be remitted free of charge to the Landlord for use as a writ of execution against the assignee or assignees.

•	Business transferred to a company by the Tenant

In the event that the Tenant would transfer the business it operates in the leased premises to a company, the said company must enter into a direct undertaking with the Landlord concerning the execution of the conditions of this lease so the Landlord can exercise all of its rights and actions directly against the company, on penalty of termination at the Landlord’s discretion.

The Landlord may require that each partner enter into a personal joint and several undertaking vis- • vis the Landlord or post a security bond covering the execution of the conditions of this lease. The acquiring company must serve notice of the transaction in accordance with article 1690 of the French Civil Code unless expressly exempted by a notarial deed.

•	Right of option

In the event the leasehold right is assigned, the Landlord shall have the option of recovering the premises free of any occupancy or substituting any assignee of its choosing on the deed of assignment, provided the Landlord or the assignee chosen by it pay the assigning leaseholder the same price as the one offered by the proposed acquirer. This right shall be binding on successive acquirers.

To enable the Landlord to exercise its right of option, the Tenant shall inform it at least two months in advance, by registered letter with acknowledgement of receipt, of its intention to assign its leasehold right.

The Tenant’s notification shall indicate, under penalty of nullity, the name and address of the proposed acquirer, the price and terms of payment and the conditions, place and day of the assignment.

The Landlord must inform the Tenant by registered letter with acknowledgement of receipt of its decision within two months from this notification.

In case the Landlord activates its right to take the place of or to substitute any assignee of its choosing, the assignment shall be finalized within one month from the date when the Landlord made known its decision.

Article 11 OCCUPANCY – USE

The Tenant undertakes to:

•

keep the leased premises constantly furnished with furniture and furnishings in sufficient quantity and value to cover the cost of the rent and incidentals as well as the cost of executing the clauses and conditions of this lease.

•	not set down or leave anything whatsoever, even momentarily, outside of the rented premises, especially in any common area of the building.

•

not install any plaque or sign or installation of any kind affecting the building’s exterior appearance without the prior written approval of the Landlord, who will request as needed the authorizations provided for in the building’s co-ownership regulations or any other regulations, specifications or statutes that it is subject to itself, it being nonetheless stipulated that the Tenant shall personally take all steps to obtain the required administrative authorizations and to pay any resulting taxes that could be applied.

•

also make sure that any signs it would have installed are always solidly held. The Tenant alone shall remain liable for any accidents that their existence or installation, performed at its expense, risk and peril, could cause.

•

not use in the rented premises any slow combustion heating device or one that produces harmful gases or fuels that could plug, discolor or deteriorate the flues, which moreover cannot be used for any use other than the one they are intended for. The Tenant shall take all necessary steps to ensure that the heating, lighting and other installations used in its leased premises cannot constitute a danger of any kind and it shall remain liable for any consequences that could result from said installations.

•	not use any noisy or dangerous appliance nor have any noisy or dirty animal.

•	not overload the floors in any way and, if in doubt, ascertain the authorized load with the building’s architect.

•

not install any machine or motor that generates noise disturbances without the Landlord’s written authorization. Immediately remove those installed after authorization, if their operation warrants justified complaints from tenants or neighbours.

•

provide access to the rented premises to the Landlord, its agent, its architect or its contractors as often as required. When a notice to leave has been established or if the Landlord wants to sell its building, the Landlord shall have the right to post a notice where it chooses and the Tenant shall be required to let the leased premises be visited during business days and hours on penalty of damages. The Landlord undertakes when possible to inform the Tenant of visits at least 48 hours in advance.

•	comply with the regulations established by the Landlord or its agent for the building’s smooth operation and tranquillity and with the co-ownership regulations.

In no case, including death, receivership or compulsory liquidation, can a public sale of furniture and other objects be held in the leased premises.

Article 12 MAINTENANCE – WORK

The parties agree to keep the previous inventory and report on state of repair established on January 6, 2003. An amicable inventory and report on state of repair will be drawn up in the presence of the Tenant and the Landlord the day the Tenant leaves the premises.

An amicable inventory and report on state of repair will be drawn up in the presence of the Tenant and the Landlord the day the Tenant enters and the day it leaves the premises.

The Tenant undertakes to:

•	take the leased premises in their current state the day it takes possession of them, without being able to require that the Landlord undertake any renovation or repair work.

•	have carried out, both at the beginning of this lease and during its term, all repairs other than those provided for in article 606 of the French Civil Code.

•

maintain the leased premises throughout the lease term in a good state of rental repair and maintenance. In particular, maintain, repair or replace, as needed, at its expense, pipes, gutters, electrical appliances, windows, sanitary appliances, etc.

•

not change, demolish or make any holes in the walls or partitions, etc., without the prior express written consent of the Landlord or its agent. Competent companies shall perform the authorized work under the Tenant’s sole liability and, if the Landlord requests, under the supervision of the Landlord’s architect, whose expenses and fees shall be paid by the Tenant.

•	not install any marquee, veranda, canopy or outside awning of any kind, without the Landlord’s prior written consent, and only after having obtained the necessary administrative authorizations.

•

at the end of this lease, all constructions, installations, conversions, improvements and refurbishings carried out by the Tenant shall remain, without compensation, the property of the Landlord, unless the Landlord requires that all or part of the premises be restored to their original state, reserving in addition the choice between having the necessary material work carried out or receiving monetary compensation representing its cost. This compensation shall constitute a preferential claim just like the rent.

The restoration work, if it should take place, will be carried out under the control of the Landlord’s architect at the Tenant’s expense.

•

allow and accept, without being able to discuss the urgency or claim any compensation or decrease in rent, all work irrespective of its scale up to a period of two months, as an exception to article 1724 of the French Civil Code, that the Landlord shall deem necessary in the leased premises, in the building they are part of or in neighboring buildings, whether it involves improvement work or new construction, transformation or work to raise the height of the building(s).

•

allow architects, contractors and laborers appointed by the Landlord to carry out the work to enter the premises. The Landlord undertakes to inform the Tenant 48 hours in advance to the extent possible.

•	remove at its expense and without delay when this work is being performed, all fixtures, signs, etc. whose removal would be necessary to carry out the work.

•	inform the Landlord immediately of any repairs it can see the need for that the Landlord is responsible for, on penalty of being held liable for any deterioration resulting from its silence or delay.

•

have performed at its expense and in place of the Landlord all work concerning the leased premises that is required by the health, police and security services. The Tenant shall be liable to pay for any retrofit work on the building’s installations that regulations would render mandatory, but the costs of retrofit work imposed explicitly at the expense of owners shall remain payable by the Lessor. In general, the Tenant undertakes to carry out in place of the Landlord all repairs (except those resulting from article 606 of the French Civil Code) that could be necessary in the leased premises and to let the owner and its technicians verify the condition of the leased premises anytime during the year.

•	at the end of occupancy return the premises in good state of repair for all types of repairs. Have the Landlord’s architect draw up a statement of rental repairs and pay the corresponding amount.

If the Tenant fails to carry out the work it is responsible for, the Landlord may, thirty days after sending a registered letter with acknowledgement of receipt that remains without effect, except in case of an emergency, carry out the work in place of the Tenant, which undertakes to reimburse the Landlord for the actual cost including all related expenses and fees, within fifteen days of the statement the Landlord will send the Tenant.

Article 13 LIABILITY, REMEDY

The Landlord insures the financial consequences of any legal liability it may incur as owner.

The Landlord insures by itself or as part of the co-ownership, if one is created, its real property holdings as well as all real-estate related improvements and installations.

In the case where the leased premises are comprised, totally or partially, of co-ownership lots, the Landlord has the option of taking out, in addition to the insurance policies taken out by the managing agent, any additional insurance policy that it deems useful. The corresponding premiums shall be payable by the Tenant.

The Tenant is obliged to:

•

take out insurance against broken windows, fire, explosions and water damages for its furniture, equipment, goods, information and computer data, as well as against rental risks and recovery by neighbors, with a manifestly solvent insurance company, with assignment of any insurance moneys payable over to the Landlord’s lien for rent or other charges. The insurance policies must include a waiver of any remedy against the owner and its agent and provide that their suspension or termination can only take effect fifteen days after the Landlord’s insurers are notified.

The Landlord undertakes for itself and its insurers, to waive in return all remedies it could legally undertake against the Tenant and its insurers.

•

produce within fifteen days the corresponding insurance policy and show proof on demand that the annual premiums have been paid. If the Tenant’s business should result in, for the owner, the co-owners or the neighbors, additional insurance premiums, the Tenant would be liable to compensate the Landlord the amount of these additional premiums, any potential prejudices and to hold it harmless against any claims from other tenants or third parties.

•	declare to the Landlord any damages that occur in the leased premises, irrespective of the magnitude, even if there is no apparent damage.

•

remove at its expense and without delay any framing and decorations as well as any installations it might have made whose removal would be required to search for and repair leaks of any kind or cracks in the flues or air ducts, especially after a fire or water infiltration.

•

insure against theft the furniture, goods and any valuable items, even immaterial items, furnishing the leased premises, it being understood that the Landlord is not liable for any coverage in case of theft or break-in inside the leased premises or in the common use areas, pursuant to the provisions of article 1725 of the French Civil Code.

•

refrain from doing anything that could harm, through its actions or the actions of people working for it, other businesses in the building or the tranquility of other occupants. and not to do any packing or unpacking in the building’s common areas.

The Tenant waives all liability claims against the Landlord:

•

in the event the leased premises are damaged or destroyed by a run-down state, building faults or any other cause independent of the Landlord’s control and the present lease is terminated by operation of law, without compensation.

•	in case of theft, break-in or any other criminal act that the Tenant could be a victim of in the leased premises or in the building’s outbuildings, irrespective of the cause.

•

in the event the premises or the building should be expropriated, the Tenant or its successors can only pursue any actions in this regard against the responsible authority, which it should summons directly.

•

in case of disturbances to the use of the premises caused by third parties irrespective of their status, the Tenant being required to take action directly against them without implicating the Landlord or its agent.

•

in case of humidity, leaks, infiltrations, floods or any other cause, as well as leaks in common pipes hidden by formwork erected by the Landlord, the Tenant shall always be insured against these risks.

•

in case of a danger irrespective of the cause, the Tenant shall moreover protect by its own means and at its expense the building fixtures as long as required for the companies to intervene and make repairs.

•	in case of an interruption, even lengthy, of water, gas, electricity, heating or lift.

•	in case the basement ventilation and lighting, if any, is insufficient, as in the case of flooding or sewer backflows, since the Landlord is in no way liable for damaged goods or any other damages.

Article 14 STATEMENT OF NATURAL AND TECHNOLOGICAL RISKS

According to Article L 125-5 of the French Environment Code: “The acquirers or leaseholders of real property holdings located in zones covered by a technological risks prevention plan or a predictable natural risks prevention plan, defined or approved, or in seismic zones defined by decree in the Council of State, are informed by the vendor or the landlord of the existence of the risks covered by this plan or decree. To this end, a statement of natural and technological risks is established based on the information provided by the prefect (…)”.

The Landlord informs the Tenant that the presently leased premises are located in a zone subject to the obligation by order of the prefect to provide information about the natural and technological risks and that a risk prevention plan has been forwarded to the district where the presently leased premises are located.

Accordingly, the Landlord established a statement of risks dated June 14, 2013, a copy of which is appended hereto.

Furthermore, the Landlord hereby declares that to its knowledge the building covered by this lease hasn’t suffered any damage that resulted in payment of an insurance benefit for coverage of natural disaster risks (article L. 125-2 of the French Insurance Code) or technological risks (article L. 128-21 of the French Commercial Code).

Article 15 ENERGY PERFORMANCE ASSESSMENT

Pursuant to article L 134-3-1 of the French Construction and Housing Code, the Landlord hereby gives the Tenant, who acknowledges receiving it, the Energy Performance Assessment referred to in article L 134-1 of the French Construction and Housing Code, performed on March 22, 2012.

Article 16 CANCELLATION CLAUSE

It is expressly agreed that in the event the conditions above, or one of them, have not been fulfilled one month after demand to execute them remains without effect, the lease may be terminated by operation of law at the Landlord’s discretion, without any need to fulfill any legal formalities. The Landlord may obtain forcible ejection from the leased premises by a simple summary order rendered by the Presiding Judge of the District Court. Moreover, the Landlord reserves the right to assert all rights for past due rents, damages and expenses, without prejudice to its right in any circumstance to refer any case it may deem necessary to the Trial Judge. In case any term is not paid on its due date, the Landlord may legally evict the Tenant by the same means or under the same reserves but, in this case, only one month after an order to pay remains without effect.

Any offer to pay or execute after the above period expires, shall be deemed null and void and cannot block the Landlord’s right to terminate.

In the case where, once the lease is terminated, the premises are not returned on time, free of any occupancy, the occupancy compensation due by the Tenant or its successors until the premises are effectively returned, shall equal, for each day late, 2% (two percent) of the quarterly rent, taxes included, plus all rights to damages in favor of the Landlord. The said occupancy compensation excludes duties and taxes, which are payable by the debtor of the said compensation.

Article 17 WAIVER

No waiver by the Landlord irrespective of the frequency or duration can create a right in favor of the Tenant. The Landlord or its agent can always end the practice. Any waiver of the obligations incumbent on the Tenant pursuant to this lease, the law or customs can only result from the Landlord’s prior express written consent.

Article 18 EXPENSES

The Tenant or its successors shall reimburse the Landlord the expenses for extrajudicial documents and other legal costs, caused by its infractions of the clauses and conditions of this lease.

In the case where the Landlord decides to register this lease, the stamp duty and registration fees shall be payable in full by the Tenant.

All duties and taxes related to any sums owed by the Tenant to the Landlord under the terms of this lease and its amendments shall be payable by the Tenant.

Article 19 ELECTION OF DOMICILE

For the purposes of this lease and, in particular, for purposes of giving notice of any extrajudicial documents or legal proceedings, the Tenant elects domicile at its registered office and assigns jurisdiction to the building’s local Court.

Executed in Paris

July 18, 2013

In three copies

Signatures preceded by the handwritten words “read and approved”

THE TENANT	THE LANDLORD OR ITS AGENT

Statement of natural and technological risks

in accordance with articles L 125 - 5 and R 125 - 26 of the French Environment Code

1. This statement of risks has been drawn up on the basis of information provided by order of the prefect
No. 2006-45-1	dated February 14, 2006		updated April 14, 2008

Location of the property (completed or yet to be constructed)

2. Address town zip code
47 bis rue des Vinaigriers 75010 Paris

3. Location of the building as shown on one or more predictable natural risk prevention plans [PPRn]
The building is located inside the perimeter of a defined PPRn					yes	no x
The building is located inside the perimeter of a PPRn applied in advance					yes	no x
The building is located inside the perimeter of an approved PPRn					yes x	no
The natural risks covered are:

Flood	Rapid rise in water levels	Rise in the water table
Avalanche	Subsidence x	Drought
Earthquake	Hurricane	Volcano
Forest fire	other

4. Location of the building as shown on a technological risk prevention plan [PPRt]
The building is located inside the perimeter of an approved PPRt					yes	no x
The building is located inside the perimeter of a defined PPRn *					yes	no x
* The technological risks covered are:

Thermal effects	Excess pressure effects		Toxic effects

5. Location of the building relative to the legal zoning for seismic activity in accordance with articles R 563-4 and D 563-8-1 of the French Environment Code

		high	average	moderate	low	very low
The building is located in a district subject to seismic activity		zone 5	zone 4	zone 3	zone 2	zone 1 x

enclosures

6. Location extracts taken from reference documents or files locating the building relative to the risks concerned
Regulatory zoning map for the Paris PPRI
Regulatory map of the Perimeter of preludian quarry and gypsum zones vendor/landlord - buyer/tenant

7. Vendor - Landlord Full name	IVZ Immobilien Verwaltungs Paris 4KG
cross out where not applicable
8. Buyer - Tenant Full name	HomeAway
cross out where not applicable
9. Date	Signed in Paris	June 14, 2013

This statement of natural and technological risks is based on information provided by the prefect of the département. In the event of non-compliance, the buyer or tenant may continue to complete the contract or apply to a judge for a reduction in the price.

[paragraph V of article 125-5 of the French Environment Code]

Energy performance assessment – service sector (6.3)

No.: 3982 / 1 Valid until: 21/03/2022 Type of building: 4268 Year of construction: 1995 Net floor area: 4268 m2 Address: 47 bis rue des Vinaigriers - 75010 PARIS	Date: March 22, 2012 Diagnostician: Arav Jacques Certified by: Qualixpert on: October 31, 2007 Cabinet ARAV - PARIS Tel: : 06 64 81 44 70 Signature:

Owner: Name: I V Z - PARIS 4 KG Address: 47 bis rue des Vinaigriers - 75010 PARIS	Manager or managing agent (if applicable) Name: Address:

Annual consumption by type of energy

obtained from energy invoices for the years                     energy prices indexed at August 15, 2006

	Annual average of statements or invoices	Final energy consumptions	Primary energy consumptions
	per energy in the original unit (if available)	per energy in kWhFE	in kWhPE	Annual energy costs (incl. taxes)
TOTAL ENERGY CONSUMPTION for all uses	Electricity: 226,667 kWh	226,667 kWhFE	584,800 WhPE	€24,465

Energy consumptions (in primary energy) For the total energy consumptions		Greenhouse gas emissions (GG) For the total energy consumptions
Actual consumption:	137 kWhPE/m2.yr	Estimated emissions:	4 kgCO2/m2.yr
Energy efficient building	Building	Low GG emissions	Building

kWh ep/m2yr

Energy intensive building	kWh ep/m2yr	High GG emissions

Energy performance assessment – service sector (6.3)

Description of the lot offered for sale and its equipment

Lot	Heating and cooling	Domestic hot water
Walls:	System: Collective	System: Individual (instantaneous)
Roof:	Radiation units: Convectors
Joinery: Door with double glazing Windows with double glazing - air-gap of 10 mm - metal joinery
Bottom floor:
Renewable energies	Quantity produced locally	kWhPE/m2.yr

The reasons for a diagnosis

•     To inform the future tenant or buyer;

•     To compare different accommodations; and

•     To encourage people to carry out energy saving work and help reduce greenhouse gas emissions.

Energy invoices and performance

Consumption is estimated based on energy invoices and energy meter readings. The consumption above reflects a reported level of consumption. These consumption levels can vary significantly depending on the quality of the building, the installed equipment and how energy is managed and used over the measurement period.

Final energy and primary energy

The final energy is the energy that you use at home (gas, electricity, domestic fuel oil, wood, etc.). In order for you to have these energies, they had to be extracted, distributed, stored and produced and therefore expend more energy than what you use at the end of the chain. The primary energy is the total of all of these energies consumed.

Variations in energy calculation and price conventions

Energy consumptions and expenses are calculated using values that vary considerably over time. The note “energy price on...” indicates the date of the statement in effect when the diagnosis was established.

It reflects the average energy prices that the Energy Observatory reported nationally.

Basis of the energy label

The energy consumption indicated on the energy label is the result of converting to primary energy the property’s energy consumptions indicated by the meters or statements.

Renewable energies

They are shown separately on this page. Only the quantities of renewable energies produced by the equipment installed onsite and used in the private part of the lot are estimated.

Energy performance assessment – service sector (6.3)

TIPS FOR EFFECTIVE USE

In addition to improving one’s premises (see next page), there are many inexpensive or very low cost measures that can be used to save energy and reduce greenhouse gas emissions. These measures concern in particular heating and cooling, domestic hot water, summer comfort, lighting, etc.

Energy manager

•	Implement an energy plan suited to your company

Energy performance assessment – service sector (6.3)

RECOMMENDATIONS FOR IMPROVING ENERGY EFFICIENCY

The following table presents a few measures designed to reduce your energy consumptions. Review them, they can benefit you.

Improvement measures

None

COMMENTS:

The work should be performed by a qualified professional.

For more information: www.ademe.fr or www.logement.gouv.fr